Exhibit 99.1
AWH Announces Second Quarter 2025 Financial Results
Q2 2025 Net Revenue of $127.3 million and Adjusted EBITDA1 of $28.6 million
Tenth straight quarter of positive operating cash flow with $17.8 million generated
Fully retired $60 million term loan via strategic refinancing
Robust cash position of $95.3 million at quarter end
NEW YORK, NY, August 7, 2025 — Ascend Wellness Holdings, Inc. (“AWH” or the “Company”) (CSE: AAWH.U, OTCQX:AAWH), a multi-state, vertically integrated cannabis operator, today reported its financial results for the quarter ended June 30, 2025 (“Q2 2025”). Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”), and all currency is in U.S. dollars.
Business Highlights
•Fully repaid the Company’s existing $60 million term loan (the “Term Loan”) using $10 million of cash on hand and $50 million through a private placement of 12.75% Senior Secured Notes2 (the “Notes”) due July 2029. This transaction represents the final phase of a comprehensive refinancing initiative that began with the $235 million notes offering completed in July 2024 and was supplemented by a $15 million private placement in January 2025.
◦Together, these transactions enhance the Company’s financial flexibility, support long-term capital structure management, and preserve one of the longest dated debt maturity profiles currently in the cannabis sector.
•Grew retail footprint through continued execution of the Company’s densification strategy, adding five locations in key markets during the first half of 2025 (“H1 2025”), bringing AWH’s total store count, including partner locations, to 44.
◦A strong retail development pipeline remains in place, which is anticipated to progress the Company’s medium-term target of 60 total stores, which represents a 50% expansion since launching this goal at the end of 20243.
•Sustained positive operating cash flow for ten straight quarters, supporting a strong balance sheet with $95.3 million in cash and cash equivalents and generating $17.8 million in cash from operations.
•Commercialized 225 SKUs in H1 2025, with an additional ~300 in flight for the remainder of the year spanning all product formats. The Company continues to focus on expanding shelf presence and driving margin improvement through the rollout of high-margin, in-house branded products across its multi-state footprint.

•Launched High Wired, a meticulously crafted line of infused flower and pre-roll products designed for seasoned enthusiasts. The brand established a top-selling position in Illinois and Massachusetts following its initial debut and is slated to enter New Jersey in the coming weeks.
•Repurchased approximately 1.9 million shares of Class A common stock (“Common Shares”) in the open market through AWH’s normal course issuer bid (“NCIB”) share buyback program (the “Buyback Program”) in Q2 2025, for a total of approximately 2.7 million Common Shares since its launch in January 2025. The Company intends to continue repurchasing shares, subject to regulatory limits.
•Subsequent to quarter end, AWH launched its new, fully integrated e-commerce ecosystem:
◦The program includes a redesigned digital shopping platform and app powered by Dutchie, featuring AI-driven personalized product recommendations and pay-by-bank functionality, all within a seamless one-stop experience for browsing, tracking, redeeming, and purchasing.
◦Ascenders Club, the Company’s revamped loyalty program, now features a tiered structure with points-based, best-in-class rewards and exclusive member benefits.
Q2 2025 Financial Highlights
•Revenue:
◦Total net revenue was flat quarter-over-quarter, with a slight decrease of 0.5%, to $127.3 million.
◦Retail revenue increased 2.5% quarter-over-quarter to $86.5 million.
◦Wholesale revenue decreased 6.4% quarter-over-quarter to $40.8 million.
•Net Loss:
◦Net loss of $24.4 million in Q2 2025 compared to net loss of $19.3 million in the first quarter of 2025 (“Q1 2025”).
•Adjusted EBITDA1:
◦Adjusted EBITDA1 was $28.6 million for Q2 2025, representing a 22.4% margin1. Adjusted EBITDA1 increased 5.7% quarter-over-quarter and Adjusted EBITDA Margin1 increased by 130-basis points.
•Balance Sheet:
◦As of June 30, 2025, cash and cash equivalents were $95.3 million, a sequential decrease of $4.8 million, reflecting the repayment of $10 million in cash and refinancing of $50 million via the Notes to retire the total principal outstanding under the Company’s Term Loan. Net Debt5, which equals total debt less unamortized deferred financing costs less cash and cash equivalents, was $254.3 million.

•Cash Flow:
◦Generated $17.8 million of Cash from Operations in Q2 2025, representing the tenth consecutive quarter of positive operating cash flow, and Free Cash Flow6 of $12.1 million.
Management Commentary
“With the first half of the year behind us, we have taken pivotal steps to fortify our capital structure and position the company for sustained success,” said Sam Brill, Chief Executive Officer of AWH. “The retirement of our prior term loan strengthens our balance sheet and extends our financial runway, allowing us to execute on our strategic priorities with greater focus and stability. We remain committed to the initiatives identified in recent quarters that are fueling our transformation and driving improved profitability, such as expanding our vertical margin through retail densification and supporting our store footprint with differentiated products and elevated customer experiences. These foundational efforts support our long-term growth strategy as we enter the second half of the year with strong momentum and a clear roadmap ahead.”
Frank Perullo, Co-Founder and President of AWH, added, “Q2 delivered strong progress, including the addition of three new stores in key markets and the debut of our new infused brand, High Wired. We also ramped up commercialization of higher-margin, top-selling SKUs, launching 225 in the first half of 2025. Our products continue to gain strong consumer traction, maintaining the number two brand house position by both sales and units across Illinois, Massachusetts, and New Jersey7 combined for another consecutive quarter. To complement this achievement, we completed the full-scale launch of our new e-commerce ecosystem across our entire footprint. The platform features a completely reimagined tiered loyalty program and mobile app, designed to revolutionize the shopping experience and reward our valued customers with unmatched perks and benefits.”
Roman Nemchenko, Chief Financial Officer of AWH, concluded, “We continue to build a strong, scalable platform to support disciplined expansion as we work to grow our topline. In addition to paying down debt, we reached a significant milestone by achieving positive operating cash flow for ten consecutive quarters and have driven improvements through strong cost controls. While there is still progress to be made, we are confident that the strategic actions implemented in the first half of the year will continue to yield meaningful results in the near-term and we remain steadily focused on delivering value for our shareholders.”
Q2 2025 Financial Overview
Net revenue was flat at $127.3 million, with a slight decrease of 0.5% sequentially, of which 2.1% resulted from declines in third-party wholesale revenue that was offset by 1.6% attributable to growth in retail revenue.
Retail revenue totaled $86.5 million, representing a 2.5% increase compared to the prior quarter, primarily driven by the addition of five stores in H1 2025, along with sustained strong performance in Ohio’s adult-use market. This growth was partially offset by ongoing pricing pressure across several markets.
Third-party wholesale revenue totaled $40.8 million, a 6.4% decrease from the prior quarter. This reduction was primarily driven by softer sales in Illinois and continued price compression in various markets, offset by an increase in sales in New Jersey.

Q2 2025 gross profit was $41.4 million, or 32.5% of revenue, as compared to $39.6 million, or 30.9% of revenue, in Q1 2025. Adjusted Gross Profit1 was $55.3 million, or 43.4% of revenue, for Q2 2025, as compared to $52.2 million, or 40.8% of revenue, for the prior quarter. This increase was primarily attributable to stronger unit growth and a 260-basis point lift, partially offset by competitive pricing pressures across both retail and wholesale channels.
Total general and administrative (“G&A”) expenses for Q2 2025 were $42.4 million, or 33.3% of revenue, compared to $37.1 million, or 29.0% of revenue, for Q1 2025. The increase was primarily associated with the expansion of operations, partially offset by a benefit from cost-savings initiatives previously implemented.
Net loss attributable to AWH for Q2 2025 was $24.4 million, compared to $19.3 million in Q1 2025, primarily driven by higher G&A expenses, partially offset by a contribution from improved margins and continued cost-saving and operational efficiency initiatives.
Adjusted EBITDA1 was $28.6 million in Q2 2025 compared to $27.0 million for Q1 2025, with an Adjusted EBITDA Margin1 of 22.4%, a 130-basis point increase over Q1 2025. This improvement was driven by an increase in adjusted gross profit of 260-basis points and the benefits of continued cost-savings initiatives, and was partially offset by continued pricing pressure and slightly higher G&A expenses.
Cash and cash equivalents at the end of Q2 2025 were $95.3 million and Net Debt5 was $254.3 million. Cash from Operations was $17.8 million in Q2 2025, representing the tenth consecutive quarter of positive operating cash flow, and Free Cash Flow6 was $12.1 million.

1    Measure is a non-GAAP financial measure. Please see “Non-GAAP Financial Information” below and “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this press release.
2    The Notes form part of the same series of the $250 million aggregate principal amount of the Company's 12.75% senior secured notes due 2029, of which $235 million aggregate principal amount was issued on July 16, 2024 and $15 million aggregate principal amount was issued on January 13, 2025. The Notes were issued at a price of 97.5% of face value pursuant to and governed by a trust indenture entered into as of July 16, 2024, as amended and supplemented by a first supplemental indenture dated as of January 13, 2025.
3    Includes both Company-owned and partner locations.
4    The Company may repurchase up to the lesser of: (i) 10,215,690 shares of the Company’s Class A common stock (“Common Shares”); and (ii) $2.25 million worth of Common Shares, in the open market.
5    Net Debt is a non-GAAP financial measure defined as total debt, net of unamortized deferred financing costs of ~$349.6 million, less cash and cash equivalents of $95.3 million as of June 30, 2025. Please see “Non-GAAP Financial Information” below.
6    Free Cash Flow is a non-GAAP financial measure defined as Cash from Operations of $17.8 million less capital expenditures of $5.7 million, which represents total additions to capital assets excluding $0.5 million related to new store builds. Please see “Non-GAAP Financial Information” below.
7    Source: BDSA

Non-GAAP Financial Information and Definitions
This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (“SEC”). Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release or in other information contained herein. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.
Adjusted EBITDA/Margin and Adjusted Gross Profit/Margin are non-GAAP financial measures. Please see “Reconciliations of Non-GAAP Financial Measures (Unaudited)” at the end of this release.
We define Net Debt as total debt, net of unamortized deferred financing costs, less cash and cash equivalents, which components are disclosed in the Company’s Selected Condensed Consolidated Balance Sheet Information (Unaudited) included in the financial schedules attached to this press release under the captions “Current portion of debt, net,” “Long-term debt, net,”, and “Cash and cash equivalents.” We believe this measure is an important indicator of the Company’s ability to service its long-term debt obligations. This non-GAAP financial measure should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity and may not be comparable to similarly titled measures provided by other companies.
We define Free Cash Flow as “Net cash provided by operating activities” net of “Additions to capital assets” which are disclosed in the Company’s Selected Condensed Consolidated Cash Flow Information (unaudited) included in the financial schedules attached to this press release, adjusted for spending related to new store builds. We use Free Cash Flow measures, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that this is a meaningful financial measure to investors because it provides a view of the Company’s liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. This non-GAAP financial measure should not be considered in isolation of, or as a substitute for, net cash provided by operating activities and may not be comparable to similarly titled measures provided by other companies.
Conference Call and Webcast
AWH will host a conference call on Thursday, August 7, 2025, at 5:00 p.m. ET, to discuss its financial results for the quarter ended June 30, 2025.
The call can be accessed by dialing 1-888-699-1199. A live webcast will be available on the Investor Relations section of AWH’s website at https://www.awholdings.com/investors, and will be archived for replay. The conference call replay can be accessed by phone at 1-888-660-6345, using code: 21204#, and will be available until midnight ET, Thursday, August 14, 2025.

About Ascend Wellness Holdings, Inc.
AWH is a vertically integrated cannabis operator with assets in Illinois, Maryland, Massachusetts, Michigan, New Jersey, Ohio, and Pennsylvania. AWH owns and operates state-of-the-art cultivation facilities, growing award-winning strains and producing a curated selection of products for retail and wholesale customers. AWH produces and distributes its in-house Simply Herb, Ozone, Ozone Reserve, High Wired, Effin’, Common Goods, and Royale branded products. For more information about AWH, visit www.awholdings.com.
Additional information relating to the Company’s Q2 2025 results is available on the Investor Relations section of AWH’s website at https://awholdings.com/investors/, the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) at www.sec.gov and Canada’s System for Electronic Document Analysis and Retrieval Plus (“SEDAR+”) at www.sedarplus.ca.
Cautionary Note Regarding Forward-Looking Information
This news release includes forward-looking information and statements (together, “forward-looking statements”), which may include, but are not limited to, the plans, intentions, expectations, estimates, and beliefs of the Company. Words such as “expects”, “continue”, “may”, “will”, “anticipates”, and “intends” or similar expressions are intended to identify forward-looking statements. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected revenue, expectations regarding production capacity, anticipated capital expenditures, expansion, profit, product demand, margins, costs, cash flows, sources of capital, growth rates, potential acquisitions, closing dates for transactions, regulatory approvals, future facility openings, and, enhancing shareholder value, reducing downward pressure on the stock, and future financial and operating results are forward-looking statements.
We caution investors that any such forward-looking statements are based on the Company’s current projections and expectations about future events and financial trends, the receipt of all required regulatory approvals, and on certain assumptions and analysis made by the Company in light of the experience of the Company and perception of historical trends, current conditions, and expected future developments and other factors management believes are appropriate.
Forward-looking statements involve and are subject to assumptions and known and unknown risks, uncertainties, and other factors which may cause actual events, results, performance, or achievements of the Company to be materially different from future events, results, performance, and achievements expressed or implied by forward-looking statements herein. Such factors include, among others, the risks and uncertainties identified in the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable, and in the Company’s other reports and filings with the applicable Canadian securities administrators on its profile on SEDAR+ at www.sedarplus.ca and the SEC on its profile on EDGAR at www.sec.gov. Although the Company believes that any forward-looking statements herein are reasonable, in light of the use of assumptions and the significant risks and uncertainties inherent in such statements, there can be no assurance that any such forward-looking statements will prove to be accurate, and accordingly readers are advised to rely on their own evaluation of such risks and uncertainties and should not place undue reliance upon such forward-looking statements. Any forward-looking statements herein are made as of the date hereof, and except as required by applicable laws, the Company assumes no obligation and disclaims any intention to update or revise any forward-looking statements herein or to update the reasons that actual events or results could or do differ from those projected in any forward-looking statements herein, whether as a result of new information, future events or results, or otherwise, except as required by applicable laws. No securities regulator nor the Canadian Securities Exchange has reviewed, approved, or disapproved the content of this press release.

Contacts
Chief Financial Officer
Roman Nemchenko
(617) 453-4042 ext. 90102

Investor & Media Contact:
IR@awholdings.com
(617) 453-4042 ext. 90102

ASCEND WELLNESS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue, net	$127,304	$141,536	$255,301	$283,946
Cost of goods sold	(85,912)	(99,963)	(174,348)	(190,336)
Gross profit	41,392	41,573	80,953	93,610
Operating expenses
General and administrative expenses	42,394	43,095	79,469	92,557
Operating (loss) profit	(1,002)	(1,522)	1,484	1,053

Other (expense) income
Interest expense	(12,058)	(8,535)	(23,248)	(17,073)
Other, net	484	379	961	689
Total other expense	(11,574)	(8,156)	(22,287)	(16,384)
Loss before income taxes	(12,576)	(9,678)	(20,803)	(15,331)
Income tax expense	(11,831)	(12,106)	(22,862)	(24,616)
Net loss	$(24,407)	$(21,784)	$(43,665)	$(39,947)

Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.12)	$(0.10)	$(0.21)	$(0.19)
Weighted-average common shares outstanding — basic and diluted	203,866	213,160	204,430	211,057

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$17,801	$32,254	$23,740	$36,154
Cash flows from investing activities
Additions to capital assets	(6,243)	(5,357)	(12,666)	(12,538)
Investments in notes receivable	—	(600)	—	(600)
Collection of notes receivable	82	82	164	8,264
Proceeds from sale of assets	15	—	27	11
Acquisition of businesses, net of cash acquired	(2,443)	(10,000)	(3,461)	(10,000)
Purchases of intangible assets	—	(1,000)	(500)	(4,000)
Net cash used in investing activities	(8,589)	(16,875)	(16,436)	(18,863)
Cash flows from financing activities
Proceeds from issuance of debt	48,517	—	63,067	—
Repayments of debt	(60,335)	—	(60,335)	(786)
Debt issuance costs	(184)	—	(360)	—
Repayments under finance leases	(506)	(122)	(847)	(240)
Taxes withheld under equity-based compensation plans, net	—	(4,448)	—	(5,060)
Repurchase of common stock	(649)	—	(994)	—
Payment of contingent consideration	(819)	—	(819)	—
Net cash used in financing activities	(13,976)	(4,570)	(288)	(6,086)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(4,764)	10,809	7,016	11,205
Cash, cash equivalents, and restricted cash at beginning of period	100,034	72,904	88,254	72,508
Cash, cash equivalents, and restricted cash at end of period	$95,270	$83,713	$95,270	$83,713

ASCEND WELLNESS HOLDINGS, INC.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in thousands)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$95,270	$88,254
Inventory	82,317	89,552
Other current assets	48,067	51,570
Property and equipment, net	277,896	260,461
Operating lease right-of-use assets	124,251	139,067
Intangible assets, net	206,702	205,502
Goodwill	53,996	49,599
Other noncurrent assets	15,368	16,426
Total Assets	$903,867	$900,431

Current portion of debt, net	$26,145	$73,881
Other current liabilities	74,645	70,660
Long-term debt, net	323,437	234,542
Operating lease liabilities, noncurrent	246,102	267,221
Other noncurrent liabilities	205,384	182,326
Total stockholders’ equity	28,154	71,801
Total Liabilities and Stockholders’ Equity	$903,867	$900,431

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
We define “Adjusted Gross Profit” as gross profit excluding non-cash inventory costs, which include depreciation and amortization included in cost of goods sold, equity-based compensation included in cost of goods sold, and other non-cash inventory adjustments. We define “Adjusted Gross Margin” as Adjusted Gross Profit as a percentage of net revenue. Our “Adjusted EBITDA” is a non-GAAP measure used by management that is not defined by GAAP and may not be comparable to similar measures presented by other companies. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of net revenue. Management calculates Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax expense, other (income) expense, interest expense, depreciation and amortization, depreciation and amortization included in cost of goods sold, non-cash inventory adjustments, equity-based compensation, equity-based compensation included in cost of goods sold, start-up costs, start-up costs included in cost of goods sold, transaction-related and other non-recurring expenses, and gain or loss on sale of assets. Accordingly, management believes that Adjusted EBITDA provides meaningful and useful financial information, as this measure demonstrates the operating performance of the business. Non-GAAP financial measures may be considered in addition to the results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. The Company’s presentation of these financial measures may not be comparable to similar non-GAAP measures used by other companies. These financial measures are intended to provide additional information to investors regarding the Company’s performance.
The following table presents Adjusted Gross Profit for the quarter and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Gross Profit	$41,392	$41,573	$80,953	$93,610
Depreciation and amortization included in cost of goods sold	8,581	7,105	18,281	14,767
Equity-based compensation included in cost of goods sold	164	4,336	1,302	6,547
Non-cash inventory adjustments(1)	5,142	—	6,916	474
Adjusted Gross Profit	$55,279	$53,014	$107,452	$115,398
Adjusted Gross Margin	43.4%	37.5%	42.1%	40.6%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.

ASCEND WELLNESS HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
The following table presents Adjusted EBITDA for the quarter and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2025	2024	2025	2024
Net loss	$(24,407)	$(21,784)	$(43,665)	$(39,947)
Income tax expense	11,831	12,106	22,862	24,616
Other, net	(484)	(379)	(961)	(689)
Interest expense	12,058	8,535	23,248	17,073
Depreciation and amortization	17,830	15,681	36,230	32,061
Non-cash inventory adjustments(1)	5,142	—	6,916	474
Equity-based compensation	288	7,515	1,804	16,195
Start-up costs(2)	3,880	951	4,616	1,445
Transaction-related and other non-recurring expenses(3)	2,405	5,721	4,468	9,604
Loss (gain) on sale of assets	17	—	55	(11)
Adjusted EBITDA	$28,560	$28,346	$55,573	$60,821
Adjusted EBITDA Margin	22.4%	20.0%	21.8%	21.4%
(1)Consists of write-offs of expired products, obsolete packaging, and net realizable value adjustments related to certain inventory items.
(2)One-time costs associated with acquiring real estate, obtaining licenses and permits, and other costs incurred before commencement of operations at certain locations, as well as incremental expenses associated with the expansion of activities at our cultivation facilities that are not yet operating at scale, unallocated overhead expenses at certain cultivation facilities, and other expenses resulting from delays in regulatory approvals. Also includes other one-time or non-recurring expenses, as applicable.
(3)Other non-recurring expenses including legal and professional fees associated with litigation matters, potential acquisitions, other regulatory matters, and other reserves or one-time expenses. The three and six months ended June 30, 2025 each include approximately $700 of expenses associated with our May 2025 term loans and the six months ended June 30, 2025 includes approximately $400 of expenses associated with our January 2025 term loans. The three and six months ended June 30, 2025 also each include approximately $100 of fair value adjustments associated with acquisition earn-outs. The three and six months ended June 30, 2024 include a reserve of $2,744 and $5,774, respectively, related to certain amounts associated with a previous transaction and $490 and $630, respectively, of fair value adjustments related to an acquisition earn-out. The six months ended June 30, 2024 also includes $984 recognized as a discount on a noncurrent receivable.